Ql 2023 BUSINESS UPDATE § MAY4,2023 u = <I: @ > :::c co = > o._ D u (3cellera

TECHNOLOGY DEVELOPMENT. T-Cell Engager Platform

Create T-cell engagers with optimal properties, fast.


AbCellera
Identifying T-cell engagers with optimal potency & cytokine release profiles with differentiated and developable CD3-binding antibodies
T-cell engagers with optimal functional properties
Custom-built for different tumor targets
From novel CD3-binding antibodies

KEY HIGHLIGHTS

Fine-tune tumor cell killing and cytokine release using TCEs that are superior to commonly-used molecules

Q1 2023 BUSINESS UPDATE

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Q1 2023 BUSINESS UPDATE

TECHNOLOGY DEVELOPMENT. T-Cell Engager Platform

Unlock high-value, difficult cancer targets.


AbCellera
Breaking barriers to access intracellular targets with T-cell engagers
Discovery of diverse, developable, and ultra-specific antibodies against a MAGE-A4 pMHC
#1001

KEY HIGHLIGHTS

Find ultra specific antibodies that are comparable or superior to clinical benchmarks

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Strong portfolio growth. Total# of Programs Under Contract Total# of Discovery Partners Cumulative# of Partnered Program Starts 101 110 ---------------- 100 ------------------,r--- 90 ----------------1 80 -------------------- 70 --------------1 60 ----------- 50 ----------I 40 -------------1 30 -------------1 20 ---------1? 1 0 ---==----1 0 ----■L....J-L--- 2015 2016 2017 2018 2019 2020 2021 2022 2023 Q1 - WITHOUT downstream participation + WITH downstream participation Cumulative# of Molecules in the Clinic 9--------------- 8 ------------- 7 ------------- 6 ------------- 5 ----------- 4----------- 3----------- 2----------- 9 2015 2016 2017 2018 2019 2020 2021 2022 2023 Q1 Note: Showing year-end figures, except for most-recent quarter. Historical results are not necessarily indicative of future results.

Now 9 molecules in the clinic.

MOLECULE	STAGE	THERAPEUTIC AREA	PARTNER	PROGRAM TYPE
bamlanivimab (LY-CoV555)	Marketed, Emergency Use Authorization (EUA)	• infectious disease: COVID-19	Lilly	AbCellera pre-partnered program **PARTNERED**
bebtelovimab (LY-CoV1404)	Marketed, Emergency Use Authorization (EUA)	• infectious disease: COVID-19		
TAK-920/DNL919	Phase 1	• neurology: Alzheimer's Disease	DENALI	AbCellera partner-initiated discovery
NEW **undisclosed**	Phase 1	• neuroscience	teva	
undisclosed	Phase 1	• undisclosed	undisclosed	Trianni license
NBL-012	Phase 1	• dermatology • gastrointestinal disease • immunology	NovaRock Biotherapeutics	
NBL-015/FL-301	Phase 1	• oncology		
NBL-020	IND/CTA authorized	• oncology		
IVX-01	Clinical field study	• animal health	Invetx	AbCellera partner-initiated discovery

As of March 31, 2023

FINANCIALS
Q1 2023 BUSINESS UPDATE

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$12M total revenue, driven by research fees from robust discovery activity. I Revenue uso ■ ROYALTIES □ MILESTONES ■ LICENSING ■ RESEARCH FEES $316.6M Q12022 Q12023

Operating expenses reflect ongoing investments. Operating Expenses USD I RESEARCH & DEVELOPMENT SALES & MARKETING GENERAL & ADMIN $52.6M $26.4M $14.3M $15.lM $2.4M $3.SM Q12022 Q12023 Q12022 Q12023 Q12022 Q12023

Net loss of $40M; equivalent to ($0.14) per share (basic&diluted). Earnings USD NET EARNINGS $168.6M Q12022 -$40.lM Q12023 EARNINGS PER SHARE: BASIC $0.59 Q12022 -$0.14 Q12023 EARNINGS PER SHARE: DILUTED $0.54 Q12022 -$0.14 Q12023

Over 800 million in total cash, equivalents, and marketable securities. Cash Flows USD S915M $500M Marketable Securities $387M Cash& Equivalents $28M* 31-Dec-22 (S44M) OPERATING $98M Marketable Securities (net) $51M Other (S15OM) INVESTING ------------------------- SOM SOM FINANCING FX S824M $603M Marketable Securities $193M Cash & Equivalents $27M* 31-Mar-23 * Restricted cash (including restricted cash in other assets)